CLASS T1 SERVICE AGREEMENT

This Class T1 Service Agreement (this "Agreement") is made and entered into between GWFS Equities, Inc. ("GWFS") a Delaware corporation, having a principal place of business at Greenwood Village, Colorado 80111 and _______________ ("Intermediary"), a __________ Corporation, having its principal place of business at ________________________________ ________________________________________ .

WHEREAS, GWFS is the principal underwriter of Maxim Series Fund, Inc. (the "Fund"), a management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the Fund has established a series of target date portfolios (each a "Portfolio," collectively, the "Portfolios") for which the Fund has adopted a plan pursuant to Rule 12b-1 under the 1940 Act (the "12b-1 Plan") relating to Class T1 shares of the Portfolios;

WHEREAS, the clients and customers of Intermediary include certain qualified and non-qualified defined contribution plans and sponsors of such plans ("Customers") that have chosen to make Class T1 shares of one or more of the Portfolios available as investment options under their respective plans; and

WHEREAS, Intermediary desires to provide Customers the services described in this Agreement with respect to the Class T1 shares of the Portfolios listed in Schedule A of this Agreement, as the same may be amended from time to time;

NOW, THEREFORE, in consideration of the mutual agreements herein contained, it is hereby agreed by and between the parties hereto as follows:

1.

Services. Intermediary agrees to provide Customers services in connection with distributing, selling or supporting the sale of the Class T1 shares of the Portfolios and/or providing services to shareholders (Customers) of the Class T1 shares of the Portfolios, including, but not limited to, the following:

(a)

shareholder support services in connection with the selection or retention of the Portfolios' Class T1 shares as plan options, including assisting Customers in connection with the collection, processing, review, and evaluation of plan demographic and participant information and the selection of Portfolios for the Customers' respective plans;

(b)	training sales personnel regarding the Class T1 shares of the Portfolios;
(c)	providing such other services as the GWFS may reasonably request of Intermediary relating to the distribution, sales support, servicing, or selection of Class T1 shares of the Portfolios.
2.

Compensation for Services. GWFS agrees, subject to the terms and conditions of this Agreement and the Prospectuses, to pay Intermediary a fee, as set forth on Schedule A (the "12b-1 Fees"), and Intermediary agrees to accept the same as full payment for the services undertaken by it as described in this Agreement. The 12b-1 Fees shall be accrued daily and paid monthly or at such other intervals permitted under the 12b-1 Plan as the parties may agree. Intermediary acknowledges that the 12b-1 Fees will be paid solely from monies received by GWFS pursuant to the 12b-1 Plan, and that any obligation of GWFS to pay Intermediary the 12b-1 Fees shall not arise unless and until GWFS receives from the relevant Share class monies intended to be used by GWFS for such purpose and in amounts sufficient for such purpose. The provisions and terms of the 12b-1 Plan are described in the Prospectuses, and Intermediary agrees that GWFS has made no representations to Intermediary with respect to the 12b-1 Plan in addition to, or conflicting with, the description set forth in the Prospectuses. Intermediary understands and agrees that (i) all 12b-1 Fees are subject to the limitations contained in the 12b-1 Plan, which may be amended or terminated at any time, and (ii) Intermediary's failure to provide services as agreed in this Agreement will render Intermediary ineligible to receive 12b-1 Fees. GWFS and the Fund on behalf of each Portfolio reserve the right, in its sole discretion to change the 12b-1 Fees payable to Intermediary pursuant to this Agreement at any time upon written notice to Intermediary. Schedule A shall be amended or supplemented accordingly. For purposes of this Agreement, the term "Prospectuses" means the then current prospectuses and related statements of additional information, including any supplements or amendments thereto, for the respective Portfolios' Class T1 shares.

3.

Requests for Information. Intermediary agrees to provide to GWFS and the Fund or its designees each calendar quarter (or at such other times as they or any of them may determine) such information as shall reasonably be requested by GWFS or the Fund or its designees with respect to the 12b-1 Fees paid to Intermediary under this Agreement. Upon reasonable prior notice and during regular business hours, Intermediary will permit representatives of GWFS and the Fund on behalf of each Portfolio reasonable access to its personnel and records to monitor the quality of services being provided by Intermediary pursuant to this Agreement. Intermediary shall promptly deliver to the Fund or its designees with respect to each Portfolio such information as shall reasonably be necessary to permit the Fund's directors to make an informed determination to continue the 12b-1 Plan.

4.

Indemnification. Intermediary shall indemnify, defend and hold harmless GWFS, the Fund, the Portfolios and all of their affiliates, and their officers, directors, employees, agents, and assignees against all losses, claims, demands, liabilities, and expenses, including reasonable legal and other expenses incurred in defending such claims or liabilities, whether or not resulting in any liability to any of them, or which they or any of them may incur ("Losses"), arising out of or in connection with any violation of any law, rule or regulation or any failure to perform or observe any obligations of Intermediary set forth herein by Intermediary or any of its officers, directors, employees, agents or representatives, except to the extent negligence, fraud or willful misconduct on the part of GWFS caused such Losses.

GWFS will indemnify, defend and hold harmless Intermediary and all of its affiliates, and their officers, directors, employees, agents, and assignees against all Losses, arising out of or in connection with any violation of any law, rule or regulation or any failure to perform or observe any obligations of GWFS set forth herein by intermediary or any of its officers, directors, employees, agents or representatives, except to the extent negligence, fraud or willful misconduct on the part of Intermediary caused such Losses.

No party shall be liable for any special, consequential or incidental damages.

The indemnification obligations contained in this indemnification provision shall survive the termination of this Agreement.

5.	Representations and Warranties.
(a)	Intermediary hereby represents and warrants to GWFS that:
(i)	it is a duly organized and validly existing entity in good standing under the laws of the jurisdiction in which it is organized;
(ii)

the execution and delivery of this Agreement and the performance of the services contemplated hereby have been duly authorized by all necessary action and all other authorizations and approvals (if any) required for Intermediary's lawful execution and delivery of this Agreement and Intermediary's performance hereunder have been obtained;

(iii)

upon execution and delivery by Intermediary, and assuming due and valid execution and delivery by GWFS, this Agreement will constitute a valid and binding agreement, enforceable against Intermediary in accordance with its terms;

(iv)	it will promptly disclose to each Customer the fees payable to Intermediary under this Agreement before providing any services contemplated under this Agreement to the Customer;
(v)

it is not and does not hold itself out to be a fiduciary within the meaning of Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and that the receipt by Intermediary of the 12b-1 Fees described in this Agreement either will not be a non-exempt "prohibited transaction" as such term is defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, or it will be an exempt prohibited transaction. Intermediary will not use GWFS's name or any information provided by GWFS in a manner to suggest that GWFS is a fiduciary within the meaning of Section 3(21) of ERISA;

(vi)

it has all necessary qualifications, authorizations and/or registrations relating to its participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons or entities affiliated with Intermediary performed in connection with the discharge of its responsibilities under this Agreement;

(vii)	it agrees to comply with all applicable federal and state laws, rules and regulations;
(b)	GWFS hereby represents and warrants that:
(i)	it is a corporation duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized;
(ii)

the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all necessary action and all other authorizations and approvals (if any)

required for GWFS's lawful execution and delivery of this Agreement and GWFS's performance hereunder have been obtained;

(iii)

upon execution and delivery by GWFS, and assuming due and valid execution and delivery by Intermediary, this Agreement will constitute a valid and binding agreement, enforceable against GWFS in accordance with its terms;

(iv)

it is registered with the Securities Exchange Commission as a broker-dealer under the Securities Exchange Act of 1934, as amended, and is a member in good standing of the Financial Industry Regulatory Authority ("FINRA"); and

(v)	it agrees to comply with all applicable federal and state laws, rules and regulations.
6.

Confidentiality and Privacy. "Confidential Information" of any party shall mean such party's ideas, expressions, trade secrets, customer lists, products, policies, forms, business methods, business plans, software and information from third parties (such as software and its related documentation) in respect of which such party has a duty of confidentiality, "nonpublic personal information" of such party's "customers" (each for purposes of this section as defined in Rule 3 of Regulation S-P), as well as information which from all relevant circumstances should reasonably be assumed by a party to be confidential information of the other party, whether or not marked "Confidential Information." Confidential Information of a party shall be held in confidence by the other party to the same extent and in at least the same manner as such party protects its own Confidential Information, but in no case to a lesser extent or manner than a reasonable degree of care under the circumstances. Except as otherwise permitted by law, each party agrees not to use or disclose to any affiliate or third party, either orally or in writing, any Confidential Information for any purpose other than the purpose for which the Confidential Information was provided to that party. Without limiting any of the foregoing, each party agrees to take all precautions that are reasonably necessary to protect the security of the Confidential Information. Each party agrees to restrict access to the Confidential Information to its employees who need to know that information to perform that respective party's duties under this agreement. Each party agrees, upon the other party's request, either to return to the requesting party or destroy all tangible items containing any Confidential Information it received or learned from the requesting party, including all copies, abstractions and compilations thereof and to destroy, delete or otherwise render unreadable all electronic or computer copies or records of or relating to same, without retaining any copies of the items required to be returned except to the extent that retention of such copies is required by applicable law or regulation; provided, however, that the obligations set forth in this sentence shall not apply to any Confidential Information that is or becomes relevant to an individual’s status as a consumer or customer of the receiving party. The obligations of this paragraph extend to all of a party's employees, agents, affiliates and contractors and each party shall inform such persons of their obligations hereunder.

Each party will, upon learning of any unauthorized disclosure or use of the other party's Confidential Information, notify the other party promptly and cooperate fully with that party to protect such Confidential Information.

The obligations in this Section 6 shall not restrict any disclosure by either party pursuant to any applicable state or federal laws, subpoena, by order of any court or government agency (provided that the disclosing party shall give prompt written notice to the non-disclosing party of such subpoena, order or other demand for disclosure and shall make all reasonable efforts to allow the other party an opportunity to seek a protective order or other judicial relief), or pursuant to a request from FINRA or other self-regulatory organization or to audits or inquiries from any other state or federal regulatory agency if a party is legally required to provide such agency with access to such records. Information shall not be considered Confidential Information under this Agreement and the restrictions on disclosure under this Section 6 shall not apply to the extent such information (1) is independently developed by the other party without violating the disclosing party's proprietary rights, (2) is or becomes publicly known (other than through unauthorized disclosure), (3) is intentionally disclosed by the owner of such information to a third party free of any obligation of confidentiality, (4) is already known by such party without an obligation of confidentiality other than pursuant to this Agreement or of any confidentiality agreements entered into before the effective date of this Agreement as evidenced by the written records of such party, or (5) is rightfully received by a party free of any obligation of confidentiality.

The parties agree that they shall abide by the applicable provisions of all applicable privacy laws and shall each establish commercially reasonable controls to ensure the confidentiality of the Confidential Information and to ensure that the Confidential Information is not disclosed contrary to the provisions of this Agreement or any applicable privacy laws and regulations. Without limiting the foregoing, each party shall implement such physical and other security measures as are necessary to (i) ensure the security and confidentiality of the Confidential Information, (ii) protect against any threats or hazards to the security and integrity of the Confidential Information and (iii) protect against any unauthorized access to or use of the Confidential Information. In addition, each party shall use the Confidential Information of the other party solely for the purpose of providing services to Customers investing in one or more of the Portfolios. Each party shall have the right, during regular office hours and upon reasonable notice, to audit the other party to ensure compliance with the terms of this Agreement and all applicable privacy laws and regulations. The provisions of this Section 6 shall survive the termination of this Agreement.

To the extent that any duties and responsibilities under this Agreement are delegated to an agent or subcontractor, the party shall take reasonable steps to ensure that such agents and subcontractors adhere to the same requirements. Each party shall have the right, during regular office hours and upon reasonable notice, to audit the records of the other party to ensure compliance with the terms of this Agreement and all applicable privacy laws and regulations.

7.

Term. This Agreement shall become effective with respect to each Portfolio upon written acceptance by GWFS. In addition, this Agreement, or any material amendment thereto, shall not take effect until it has been approved by votes of a majority of both the Fund's Board of Directors and the Independent Directors (as defined in the 12b-1 Plan). Unless sooner terminated in accordance with its terms with respect to any Portfolio, this Agreement shall continue in effect with respect to each Portfolio for a period of more than one year after it takes effect only for as long as such continuance is specifically approved at least annually in the manner described in the preceding sentence of this Section 7.

8.

Termination. This Agreement will automatically terminate with respect to each Portfolio in the event of its assignment (as such term is defined in the 1940 Act) or upon termination of the 12b-1 Plan. This Agreement may be terminated with respect to a Portfolio by the Fund, by GWFS or by Intermediary, without penalty, upon 90 days’ prior written notice to the other parties and (unless terminated by the Fund) to the Fund. This Agreement may also be terminated with respect to a Portfolio at any time without penalty by the vote of a majority of the Independent Directors (as defined in the 12b-1 Plan) or a majority of the outstanding the Class T1 shares of a Portfolio on 60 days’ written notice.

9.

Arbitration. If Intermediary is a member of FINRA, any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its commercial arbitration rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The parties agree that the federal and state courts of Colorado have jurisdiction to enforce any arbitration award.

The arbitrators shall render a written opinion, specifying their findings of fact and conclusions of law, with a view to effecting the intent of this Agreement. The written opinion shall be signed by a majority of the arbitrators. In rendering the written opinion, the arbitrators shall determine the rights and obligations of the parties according to the substantive and procedural laws of the state of Colorado.

10.

Non-exclusivity; Third Parties. Neither this Agreement nor the performance of the services contemplated under this Agreement shall be considered to constitute an exclusive arrangement, or to create a partnership, association or joint venture between GWFS and Intermediary. Neither party hereto shall be, act as, or represent itself as, the employee, agent or representative of the other party hereto, nor shall either party hereto have the right or authority to make any representation or assume, create or incur any liability or any obligation of any kind, express or implied, against or in the name of, or on behalf of, the other party hereto. Except as specifically stated in this Agreement, this Agreement is not intended to, and shall not, create any rights against either party hereto by any third party solely on account of this Agreement. Neither party hereto shall use the name of any other party hereto in any manner without the other party's prior written consent, except as required by any applicable federal or state law, rule or regulation.

11.

Notices. Except as otherwise specifically provided herein, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal or overnight delivery, first class mail or facsimile (with confirming copy by delivery or mail as provided herein). Unless otherwise notified in writing, all notices to GWFS shall be given or sent to GWFS at 8515 East Orchard Road, Greenwood Village, CO 80111, attn: Charles P. Nelson, President, cc: Beverly A. Byrne, Secretary and Chief Compliance Officer; and all notices to Intermediary shall be given or sent to Intermediary at _________________________ .

12.

Amendment; Entire Agreement. To the extent permitted by law, this Agreement, including any schedules hereto, may be amended only by a written instrument signed by both of the parties hereto; provided, however, that Schedule A may be amended as provided in any written notice delivered by GWFS to Intermediary. This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes any and all prior agreements, representations and warranties, written or oral, between the parties relating to said subject matter, and Intermediary agrees that GWFS shall have no obligations to Intermediary other than those expressly provided herein.

13.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado, without giving effect to principles of conflict of laws.
14.

Counterparts, Severability. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. If any provision of this Agreement should be invalid, illegal or in conflict with any applicable state or federal law or regulation, such law or regulation shall control, to the extent of such conflict, without affecting the remaining provisions of this Agreement.

15.	Headings. The section headings in this Agreement are included solely for the convenience of the parties, and shall not be construed as having any legal or interpretive effect.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of this _____ day of _______________, 20_____.

GWFS Equities, Inc.	[Insert Name of Intermediary]

By:	By:

Name:	Name

Title	Title

SCHEDULE A

Covered Portfolios and Share Classes; Applicable 12b-1 Fees

Portfolios and Share Classes Covered by this Agreement:

Portfolios	Share Classes

Maxim Lifetime 2015 Portfolio I	Class T1
Maxim Lifetime 2015 Portfolio II	Class T1
Maxim Lifetime 2015 Portfolio III	Class T1
Maxim Lifetime 2025 Portfolio I	Class T1
Maxim Lifetime 2025 Portfolio II	Class T1
Maxim Lifetime 2025 Portfolio III	Class T1
Maxim Lifetime 2035 Portfolio I	Class T1
Maxim Lifetime 2035 Portfolio II	Class T1
Maxim Lifetime 2035 Portfolio III	Class T1
Maxim Lifetime 2045 Portfolio I	Class T1
Maxim Lifetime 2045 Portfolio II	Class T1
Maxim Lifetime 2045 Portfolio III	Class T1
Maxim Lifetime 2055 Portfolio I	Class T1
Maxim Lifetime 2055 Portfolio II	Class T1
Maxim Lifetime 2055 Portfolio III	Class T1

Fees Paid to Intermediary:

A fee equal to 0.10% of the average daily net asset value of the Class T1 shares of the Portfolios on an annual basis that are attributable to Customers of Intermediary, determined in accordance with the terms and provisions of the 12b-1 Plan.

No fees shall be due or payable under this Agreement for any period during which neither Intermediary nor an affiliate of Intermediary was the broker of record with respect to the Class T1 shares of the Portfolio otherwise attributable to a Customer.